CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$5,940,000	$233.44

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $366,582.53 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-117770) filed by JPMorgan Chase & Co. on July 30, 2004, and have been carried forward, of which $233.44 offset against the registration fee due for this offering and of which $366,349.09 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 1102 To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 103-I dated October 19, 2007	Registration Statement No. 333-130051 Dated March 21, 2008 Rule 424(b)(2)

Structured Investements
JPMorgan Chase & Co.
$5,940,000
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced
Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index due April 3, 2009

General

•
The notes are designed for investors who seek a return of twice the appreciation of each underlying in a weighted diversified basket of three international buffered return enhanced components, consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, each of which is subject to a different maximum return as described below, at maturity. Investors should be willing to forgo interest and dividend payments and, if any Component Underlying declines by more than 10%, be willing to lose some or all of their principal.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing April 3, 2009†.
•	Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.
•	The notes priced on March 21, 2008 and are expected to settle on or about March 26, 2008.

Key Terms

Basket/Basket Components:
The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”, each linked to an international index (each a “Component Underlying,” and together, the “Component Underlyings”) as set forth below:

	Component Underlying	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return*	Downside Leverage Factor
	Dow Jones EURO STOXX 50® Index	55%	10%	2	17.70%	1.1111
	FTSE™ 100 Index	25%	10%	2	15.60%	1.1111
	TOPIX® Index	20%	10%	2	19.00%	1.1111
	* The maximum payment at maturity is $1,174.35 per $1,000 principal amount note.
Payment at Maturity:
The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

	$1,000 + ($1,000 x Basket Return)
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
	Ending Underlying Level	Component Return
	is greater than the Starting Underlying Level	Underlying Return x upside leverage factor, subject to the Maximum Return
	is equal to the Starting Underlying Level or less than the Starting Underlying Level by not more than the buffer amount	0
	is less than the Starting Underlying Level by more than the buffer amount	(Underlying Return + buffer amount) x downside leverage factor

For each Basket Component, if the Ending Underlying Level for the applicable Component Underlying declines from the Starting Underlying Level for such Component Underlying by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:
17.70%, 15.60%, and 19.00% for the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. For example, if the Underlying Return for the Dow Jones EURO STOXX 50® Index is more than 8.85%, the applicable Component Return will be equal to the applicable Maximum Return, or 17.70%.

Underlying Return:	With respect to each Component Underlying, the performance of the Component Underlying from the Starting Underlying Level to the Ending Underlying Level, calculated as follows:
	Ending Underlying Level - Starting Underlying Level Starting Underlying Level
Starting Underlying Level:
With respect to the Dow Jones EURO STOXX 50® Index and the FTSE™ 100 Index, the Index closing level on March 20, 2008, which was 3505.90 for the Dow Jones EURO STOXX 50® Index and 5495.20 for the FTSE™ 100 Index. With respect to the TOPIX® Index, the Index closing level on the pricing date of March 21, 2008, which was 1220.04.

Ending Underlying Level:	With respect to each Component Underlying, the arithmetic average of the Index closing levels on each of the Ending Averaging Dates.
Ending Averaging Dates†:	March 25, 2009, March 26, 2009, March 27, 2009, March 30, 2009 and March 31, 2009
Maturity Date†:	April 3, 2009
CUSIP:	48123MB68
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 103-I.

Investing in the Notes Linked to a Basket Consisting of Buffered Return Enhanced Components involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 103-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us
Per note	$1,000	$15	$985
Total	$5,940,000	$89,100	$5,850,900
(1)
J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $15.00 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other affiliated dealers of $7.50 per $1,000 principal amount note. See “Underwriting” beginning on page PS-70 of the accompanying product supplement no. 103-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $15.00 per $1,000 principal amount note.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan
March 21, 2008

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 103-I dated October 19, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated March 17, 2008 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 103-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 103-I dated October 19, 2007:
 http://www.sec.gov/Archives/edgar/data/19617/000089109207004460/e28866_424b2.pdf

•	Prospectus supplement dated October 12, 2006:
http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

•	Prospectus dated December 1, 2005:
http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

What Is the Underlying Return for Each Component Underlying and the Corresponding Component Return for Each Basket Component Assuming a Range of Performance for Each Component Underlying?

The following table illustrates the hypothetical Underlying Return for each Component Underlying and the corresponding Component Return for each Basket Component. The hypothetical Underlying Returns and Component Returns set forth below assume a Starting Underlying Level of 3600, 5650 and 1200 for the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively, and reflect the Maximum Return of 17.70%, 15.60% and 19.00% for the Basket Components linked to the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. The hypothetical Underlying Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Underlying Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Dow Jones EURO STOXX 50® Index			FTSE™ 100 Index			TOPIX® Index
Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return	Ending Underlying Level	Underlying Return	Component Return
6480.00	80.00%	17.70%	10170.00	80.00%	15.60%	2160.00	80.00%	19.00%
5940.00	65.00%	17.70%	9322.50	65.00%	15.60%	1980.00	65.00%	19.00%
5400.00	50.00%	17.70%	8475.00	50.00%	15.60%	1800.00	50.00%	19.00%
5040.00	40.00%	17.70%	7910.00	40.00%	15.60%	1680.00	40.00%	19.00%
4680.00	30.00%	17.70%	7345.00	30.00%	15.60%	1560.00	30.00%	19.00%
4320.00	20.00%	17.70%	6780.00	20.00%	15.60%	1440.00	20.00%	19.00%
3960.00	10.00%	17.70%	6215.00	10.00%	15.60%	1320.00	10.00%	19.00%
3918.60	8.85%	17.70%	6090.70	7.80%	15.60%	1314.00	9.50%	19.00%
3852.00	7.00%	14.00%	6045.50	7.00%	14.00%	1284.00	7.00%	14.00%
3816.00	6.00%	12.00%	5989.00	6.00%	12.00%	1272.00	6.00%	12.00%
3780.00	5.00%	10.00%	5932.50	5.00%	10.00%	1260.00	5.00%	10.00%
3600.00	0.00%	0.00%	5650.00	0.00%	0.00%	1200.00	0.00%	0.00%
3420.00	-5.00%	0.00%	5367.50	-5.00%	0.00%	1140.00	-5.00%	0.00%
3240.00	-10.00%	0.00%	5085.00	-10.00%	0.00%	1080.00	-10.00%	0.00%
2880.00	-20.00%	-11.11%	4520.00	-20.00%	-11.11%	960.00	-20.00%	-11.11%
2520.00	-30.00%	-22.22%	3955.00	-30.00%	-22.22%	840.00	-30.00%	-22.22%
2160.00	-40.00%	-33.33%	3390.00	-40.00%	-33.33%	720.00	-40.00%	-33.33%
1800.00	-50.00%	-44.44%	2825.00	-50.00%	-44.44%	600.00	-50.00%	-44.44%
1440.00	-60.00%	-55.56%	2260.00	-60.00%	-55.56%	480.00	-60.00%	-55.56%
1080.00	-70.00%	-66.67%	1695.00	-70.00%	-66.67%	360.00	-70.00%	-66.67%
720.00	-80.00%	-77.78%	1130.00	-80.00%	-77.78%	240.00	-80.00%	-77.78%
360.00	-90.00%	-88.89%	565.00	-90.00%	-88.89%	120.00	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth on the previous page, including the underlying assumptions described on the previous page. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 3816, the FTSE™ 100 Index increases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 5932.50, and the level of the TOPIX® Index increases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 1284. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Return of 6.00% for the Dow Jones EURO STOXX 50® Index, 5.00% for the FTSE™ 100 Index and 7.00% for the TOPIX® Index, each multiplied by 2, does not exceed the applicable Maximum Return of 17.70%, 15.60% and 19.00%, respectively, the Basket Return is calculated as follows:
[(6% x 2) x 55%] + [(5% x 2) x 25%] + [(7% x 2) x 20%] = 11.90%
Accordingly, the investor receives a payment at maturity of $1,119.00 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 x 11.90%) = $1,119.00

Example 2: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 4320, the FTSE™ 100 Index increases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 7345, and the level of the TOPIX® Index increases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 1680. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and each of the Underlying Return of 20.00% for the Dow Jones EURO STOXX 50® Index, 30.00% for the FTSE™ 100 Index and 40.00% for the TOPIX® Index, each multiplied by 2, exceeds the applicable Maximum Return of 17.70%, 15.60% and 19.00%, respectively, the Basket Return is calculated as follows:
(17.70% x 55%) + (15.60% x 25%) + (19.00% x 20%) = 17.435%
Accordingly, the investor receives a payment at maturity of $1,174.35 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:
$1,000 + ($1,000 x 17.435%) = $1,174.35

Example 3: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 3960, the FTSE™ 100 Index increases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 5989, and the level of the TOPIX® Index increases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 1284. Because the Ending Underlying Level of each Component Underlying is greater than its Starting Underlying Level, and the Underlying Return of 10.00% for the Dow Jones EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 17.70%, while each of the Underlying Return of 6.00% for the FTSE™ 100 Index and 7.00% for the TOPIX® Index, each multiplied by 2, does not exceed the applicable Maximum Return of 15.60% and 19.00%, respectively, the Basket Return is calculated as follows:
(17.70% x 55%) + [(6% x 2) x 25%] + [(7% x 2) x 20%] = 15.535%
Accordingly, the investor receives a payment at maturity of $1,155.35 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 x 15.535%) = $1,155.35

Example 4: The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 3240, the FTSE™ 100 Index decreases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 5085, and the level of the TOPIX® Index decreases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 1080. Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 5: The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 2520, the FTSE™ 100 Index decreases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 4520, and the level of the TOPIX® Index decreases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 720.  Because the Ending Underlying Level of each Component Underlying is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:
{[(-30% + 10%) x 1.1111] x 55%} + {[(-20% + 10%) x 1.1111] x 25%} + {[(-40% + 10%) x 1.1111) x 20%} = -21.666%
Accordingly, the investor receives a payment at maturity of $783.34 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 x -21.666%) = $783.34

Example 6: The level of the Dow Jones EURO STOXX 50® Index decreases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 2520, the FTSE™ 100 Index decreases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 5085, and the level of the TOPIX® Index decreases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 720. Because the Ending Underlying Level of the FTSE™ 100 Index is less than its Starting Underlying Level by not more than 10% and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:
{[(-30% + 10%) x 1.1111] x 55%} + 0% + {[(-40% + 10%) x 1.1111) x 20%} = -18.889%
Accordingly, the investor receives a payment at maturity of $811.11 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 x -18.889%) = $811.11

Example 7: The level of the Dow Jones EURO STOXX 50® Index increases from a Starting Underlying Level of 3600 to an Ending Underlying Level of 3816, the FTSE™ 100 Index decreases from a Starting Underlying Level of 5650 to an Ending Underlying Level of 4520, and the level of the TOPIX® Index decreases from a Starting Underlying Level of 1200 to an Ending Underlying Level of 840. Because the Ending Underlying Level of the Dow Jones EURO STOXX 50® Index is greater than its Starting Underlying Level, and the Underlying Return of 6.00% multiplied by 2 does not exceed the applicable Maximum Return of 17.70%, and the Ending Underlying Level of each of the other Component Underlyings is less than its Starting Underlying Level by more than 10%, the Basket Return is calculated as follows:
[(6% x 2) x 55%] + {[(-20% + 10%) x 1.1111] x 25%} + {[(-30% + 10%) x 1.1111) x 20%} = -0.62%
Accordingly, the investor receives a payment at maturity of $993.78 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 x - 0.62%) = $993.78

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Return for each Component Underlying by two, up to the Maximum Return of 17.70% for the Dow Jones EURO STOXX 50® Index, 15.60% for the FTSE™ 100 Index and 19.00% for the TOPIX® Index. Accordingly, the maximum payment at maturity is $1,174.35 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Underlying Level of each Component Underlying, as compared to the applicable Starting Underlying Level, of up to 10%. If the Ending Underlying Level of a Component Underlying declines by more than 10%, for every 1% decline of the Component Underlying beyond 10%, the Component Return for the Basket Component linked to such Component Underlying will be reduced by 1.1111%.

•
DIVERSIFICATION AMONG THE COMPONENT UNDERLYINGS — Because the Basket Component linked to the Dow Jones EURO STOXX 50® Index makes up 55% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the Dow Jones EURO STOXX 50® Index.

The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Dow Jones EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland, and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which are used under license. The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto. The FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The TOPIX® Index consists of all common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”) that have an accumulative length of listing of at least six months. The TOPIX® Index is a weighted index, the component stocks of which are reviewed and selected every six months, with the market price of each component stock multiplied by the number of shares listed. For additional information about each Component Underlying, see the information set forth under “The Dow Jones EURO STOXX 50® Index,” “The FTSE™ 100 Index” and “The TOPIX® Index” of the accompanying product supplement no. 103-I.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 103-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Component Underlyings or any of the component stocks of the Component Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 103-I dated October 19, 2007.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Component Underlyings and will depend on whether, and the extent to which, the Underlying Return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Underlying Level for any Component Underlying beyond the 10% buffer as compared to the Starting Underlying Level.

•
THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN — If the Ending Underlying Level of a Component Underlying is greater than its Starting Underlying Level, the Component Return for the Basket Component linked to such Component Underlying will not exceed the Maximum Return of 17.70%, 15.60% and 19.00% for the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively, regardless of the appreciation in the Component Underlyings, which may be significant. Accordingly, your payment at maturity will not exceed $1,174.35 for each $1,000 principal amount note.

•
CHANGES IN THE VALUES OF THE COMPONENT UNDERLYINGS MAY OFFSET EACH OTHER — Price movements in the Component Underlyings may not correlate with each other. At a time when the value of one or more of the Component Underlyings increases, the value of the other Component Underlyings may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Underlyings may be moderated, or more than offset, by lesser increases or declines in the level of the other Component Underlying or Component Underlyings. For example, assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth on the front cover of this pricing supplement, the negative Component Return resulting from a 30% decline in the Ending Underlying Level of the Dow Jones EURO STOXX 50® Index, as compared to its Starting Underlying Level, would more than offset the positive Component Returns resulting from any and all appreciation in both the FTSE™ 100 Index and the TOPIX® Index, which appreciation may be significant.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive periodic interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Component Underlyings would have.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the stocks underlying each Component Underlying are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Component Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Component Underlyings;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Component Underlyings;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar, the European Union euro, the British pound and the Japanese yen; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index

Historical Information

The following graphs show the historical weekly performance of the Dow Jones EURO STOXX 50® Index and the FTSE™ 100 Index from January 3, 2003 through March 20, 2008, and the historical weekly performance of the TOPIX® Index from January 3, 2003 through March 21, 2008. As the major equity markets in Europe were closed on March 21, 2008, the Index closing levels the Dow Jones EURO STOXX® Index and the FTSE™ 100 Index were not available on March 21, 2008. The Index closing level of the Dow Jones EURO STOXX 50® Index on March 20, 2008 was 3505.90. The Index closing level of the FTSE™ 100 Index on March 20, 2008 was 5495.20. The Index closing level of the TOPIX® Index on March 21, 2008 was 1220.04.

We obtained the various Index closing levels of the Component Underlying below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Component Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Component Underlying on any of the Ending Averaging Dates. We cannot give you assurance that the performance of the Component Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Enhanced Components, Consisting of the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index